NEWS RELEASE

#45Q — July 17, 2008	Contact:	Roger Schrum
+843/339-6018
roger.schrum@sonoco.com
Sonoco Reports 2008 Second Quarter Financial Results
Hartsville, S.C. — Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported second quarter 2008 earnings of $.57 per diluted share, up 39 percent, compared with $.41 per diluted share earned in the second quarter of 2007. Prior year results include a charge of $.12 per diluted share related to an environmental claim at a subsidiary’s paper operations in Wisconsin.
Base earnings for the second quarter of 2008 were $.62 per diluted share, up 11 percent, compared with $.56 per diluted share reported in the same period in 2007. Base earnings is a non-GAAP financial measure that excludes restructuring charges, asset impairment charges, environmental charges and certain nonrecurring or infrequent and unusual items, as applicable. Base earnings in the second quarter of 2008 excluded a charge of $.05 per diluted share stemming from previously announced plant closings, while 2007 second quarter base earnings excluded a charge of $.12 per diluted share related to the above-mentioned environmental claim and $.03 per diluted share for other restructuring charges. Second quarter base earnings reflect an effective tax rate of 27.9 percent, which was lower than the expected rate and lower than the 2007 second quarter rate of 30.4 percent. Additional information about base earnings and base earnings per share along with reconciliations to the most closely applicable GAAP financial measure are provided later in this release.
“Our strategy to change the mix of our businesses to take advantage of faster growing consumer-related markets while reducing the cyclicality of our more mature industrial businesses continued to pay dividends in the second quarter. This is evidenced by our Consumer Packaging segment, which reported a 14 percent increase in sales and a 44 percent increase in operating profits,” said Harris E. DeLoach, Jr., chairman, president and chief executive officer. “These favorable results were partially offset by lower volumes in many of our businesses which serve industrial markets and by rising raw material inflation along with escalating energy, freight and other costs.”
Net sales for the second quarter of 2008 were $1.09 billion, up 9 percent, compared with the $994 million reported in the same period in 2007. “Sales improved during the quarter as a result of acquisitions, the favorable impact of foreign currency translation and higher selling prices,” said DeLoach. “The acquisitions, which were primarily in our Consumer Packaging segment, added $26.6 million of revenue, net of dispositions. These gains were offset by lower volumes in our Tubes and Cores/Paper segment and businesses included in All Other Sonoco. Much of the volume decline appears to be attributable to continuing weak economic conditions in our served markets, particularly in North America.”
Net income for the second quarter of 2008 was $58.0 million, an increase of 37 percent, compared with $42.4 million for the same period in 2007. Second quarter base earnings, which excludes the above-mentioned restructuring charges, was $62.6 million, up 10 percent, compared with $57.0 million in the prior year period. Base earnings in 2007 excluded the previously mentioned environmental and restructuring charges.
1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
http://www.sonoco.com
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Sonoco Reports Second Quarter Financial Results — Page 2
“In the second quarter, Sonoco benefited from continued productivity improvements in most of our businesses as well as the favorable impact of acquisitions and a modestly lower effective tax rate when compared to the second quarter of 2007,” said DeLoach. “Partially offsetting these improvements were declining volumes in many of our businesses and higher costs for material, freight and energy.”
Cash generated from operations in the second quarter of 2008 was $79.8 million, compared with $68.8 million for the same period in 2007. The increase was primarily due to higher earnings and the receipt of a $10.5 million insurance settlement related to an environmental claim. These increases were partially offset by higher working capital. Capital expenditures and cash dividends were $28.8 million and $26.9 million, respectively, in the second quarter of 2008. Depreciation and amortization expense for the second quarter of 2008 was $47.4 million, compared with $42.8 million in the same period of 2007.
For the first six months of 2008, net sales increased 9 percent to $2.12 billion, compared with $1.95 billion in the first half of 2007. Net income for the first six months of 2008 was $71.2 million ($.71 per diluted share), compared with $95.5 million ($.93 per diluted share) in the same period in 2007. Earnings for the first six months of 2008 were negatively impacted by a $31.0 million ($.31 per diluted share) after-tax, noncash impairment charge for the Company’s remaining financial interest related to the 2003 sale of its high density film business and $14.5 million ($.14 per diluted share) in after-tax restructuring charges, while 2007 earnings included an after-tax charge of $11.8 million ($.12 per diluted share) resulting from an increase in environmental reserves at a subsidiary’s paper operations and after-tax restructuring costs of $7.6 million ($.07 per diluted share). A lower effective tax rate benefited 2008 year-to-date results by $.02 per diluted share, compared to the 2007 period.
Base earnings for the first half of 2008 were $116.7 million ($1.16 per diluted share), compared with $114.9 million ($1.12 per diluted share) for the same period in 2007. A lower effective tax rate added $.04 per diluted share to 2008 results compared to 2007. Productivity improvements, acquisitions and higher selling prices were largely offset by lower volumes and higher raw material, energy, freight and other costs.
For the first six months of 2008, cash generated from operations was $143.9 million, compared with $126.8 million in the same period in 2007. Capital expenditures and cash dividends were $62.9 million and $52.7 million, respectively, for the first half of 2008. Cash used to reduce debt during the first half of 2008 totaled $26.5 million and the Company’s calculation of total debt-to-total capital declined to 34.2 percent at June 29, 2008, compared to 41.7 percent at July 1, 2007.
Third Quarter 2008 Outlook
Sonoco expects third quarter 2008 base earnings to be in the range of $.63 to $.65 per diluted share. The Company expects full-year 2008 base earnings per diluted share to be in the range of $2.44 to $2.47, which is unchanged from previously announced guidance. Both the upcoming quarter and annual forecasts are given assuming no significant change in Companywide volumes and/or margins due to a significant change to general economic conditions.
“While I am pleased that we were slightly ahead of our base earnings guidance for the first half of 2008, we remain cautious about the economy and rising raw material, energy, freight and other costs,” said DeLoach. “As we enter the second half of 2008, we are focused on maintaining our strong balance sheet and taking all steps necessary to offset some of the effects of rising input costs, including spending controls and cost-responsive price adjustments. Sonoco has recently announced energy surcharges intended to offset a portion of higher input costs. Our guidance assumes we will be able to realize price adjustments necessary to offset rising costs.”
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Sonoco Reports Second Quarter Financial Results — Page 3
Segment Review
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products: round and shaped rigid packaging (both composite and plastic); printed flexible packaging; and metal and peelable membrane ends and closures.
Second quarter 2008 sales for the segment increased 14 percent to $398.2 million, compared with $348.5 million in the second quarter of 2007. Base operating profit for this segment was $32.5 million in the second quarter of 2008, up 44 percent when compared with $22.5 million in the same period in 2007.
Sales in this segment increased year over year due to acquisitions, the favorable impact of foreign currency translation, higher selling prices and improved volumes in flexible packaging and global rigid paper containers. Base operating profit increased in the second quarter due to an improved mix of business and productivity improvements. Higher selling prices were offset by raw material inflation and higher energy, freight and labor costs.
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, recovered paper and other recycled materials.
Second quarter 2008 sales for the segment were $455.4 million, up 6 percent, compared with $429.0 million in the same period in 2007. Second quarter base operating profit for this segment decreased to $40.0 million, compared with $43.0 million in the same period in 2007.
Sales rose due to higher selling prices, the favorable impact of foreign exchange translation and acquisitions, offset by declining volumes in global tube, core and paper markets. Base operating profit declined in the second quarter, primarily due to the decline in volumes, partially offset by productivity improvements. Higher selling prices were more than offset by higher costs for raw materials, energy, freight and labor.
Packaging Services
The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; brand artwork management; and supply chain management services, including contract packing, fulfillment and scalable service centers.
Second quarter 2008 sales for the segment were $138.1 million, up 14 percent, from $121.6 million in the same period in 2007. Base operating profit for this segment declined to $8.9 million in the second quarter, compared with $11.5 million in the same period in 2007.
Second quarter sales in this segment benefited from the impact of favorable foreign currency translation and increased contract packaging volume, partially offset by lower selling prices and volume for point-of-purchase displays, both of which resulted from competitive bidding activity in 2007. Base operating profit for the second quarter declined due to lower sales prices and volumes for point-of-purchase displays.
All Other Sonoco
All Other Sonoco includes businesses that are not aggregated in a reportable segment and includes the following products: wooden, metal and composite wire and cable reels, molded and extruded plastics, custom-designed protective packaging and paper amenities such as coasters and glass covers.
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Sonoco Reports Second Quarter Financial Results — Page 4
Second quarter 2008 sales in All Other Sonoco were $94.9 million, a small decline from $95.3 million reported in the same period in 2007. Base operating profit for the second quarter was $12.4 million, a decline from $13.3 million reported for the same period in 2007.
Sales in All Other Sonoco declined during the second quarter due to lower volumes in wire and cable reels and molded plastics, partially offset by acquisitions, higher selling prices and favorable foreign currency translation. Base operating profit in All Other Sonoco declined during the quarter due to lower volume and an unfavorable shift in the mix of business, partially offset by productivity improvements. Increased selling prices were more than offset by higher costs of materials, freight and energy.
Corporate
Net interest expense for the second quarter of 2008 decreased to $12.1 million, compared with $12.8 million during the same period in 2007. The decrease was due to lower debt levels and interest rates. The effective tax rate for the Company for the second quarter of 2008 was 26.0 percent, compared with 27.7 percent in the same period in 2007. The year-over-year decrease in the effective tax rate was due primarily to lower foreign tax rates.
As reported previously, the Company’s U.S. Paper Mills subsidiary was notified in 2003 by governmental entities that it, together with a number of other companies, had been identified as a potentially responsible party for environmental claims arising out of the presence of polychlorinated biphenyls in sediments in the lower Fox River and in the bay of Green Bay in Wisconsin. In the second quarter of 2008, U.S. Paper Mills increased its reserve for environmental remediation costs by $25.8 million, reflecting an increase in its estimated minimum liability. Offsetting these charges were settlements totaling $25.8 million reached with certain of its insurance carriers.
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Thursday, July 17, 2008, at 11 a.m. Eastern time, to review financial results for the first quarter of 2008. The live conference call webcast can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the “Latest News” section. Those planning to participate should connect to the live webcast at least ten minutes prior to the start. A telephonic replay of the call will be available starting at 2 p.m. Eastern time to U.S. callers at 877/660-6853 and international callers at +201/612-7415. The replay passcodes for both U.S. and international calls are account number 286 and conference ID number 289398. The archived call will be available through July 27, 2008. The call also will be archived on the “Investor Information” section of Sonoco’s Web site through October 15, 2008.
About Sonoco
Founded in 1899, Sonoco is a $4.0 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 330 operations in 35 countries, serving customers in some 85 nations. For more information on the Company, visit our Web site at http://www.sonoco.com/.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “anticipate,” “objective,” “goal,” “guidance,” “outlook” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases and producing improvements in earnings.
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Sonoco Reports Second Quarter Financial Results — Page 5
These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	fluctuations of obligations and earnings of pension and postretirement benefit plans;

•	ability to maintain market share;

•	pricing pressures and demand for products;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	currency stability and the rate of growth in foreign markets;

•	use of financial instruments to hedge foreign currency, interest rate and commodity price risk;

•	liability for and anticipated costs of environmental remediation;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer confidence; and

•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.
Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov/, the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
References to our Web Site Address
References to our Web site address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our Web sites by reference into this release.
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CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
Sales	$1,086,567	$994,431	$2,124,563	$1,950,110
Cost of sales	891,886	804,358	1,743,480	1,574,872
Selling, general and administrative expenses	100,901	119,823	199,050	209,509
Restructuring charges/Asset impairment charges	10,770	3,289	72,308	10,095

Income before interest and taxes	$83,010	$66,961	$109,725	$155,634
Interest expense	13,527	14,949	28,081	29,073
Interest income	(1,430)	(2,189)	(2,756)	(4,825)

Income before income taxes	70,913	54,201	84,400	131,386
Provision for income taxes	18,415	15,022	24,864	41,570

Income before equity in earnings of affiliates/ minority interest in subsidiaries	52,498	39,179	59,536	89,816
Equity in earnings of affiliates/minority interest in subsidiaries	5,488	3,172	11,709	5,639

Net income	$57,986	$42,351	$71,245	$95,455

Average shares outstanding — diluted	101,080	102,565	100,944	102,425

Diluted earnings per share	$0.57	$0.41	$0.71	$0.93

Dividends per common share	$0.27	$0.26	$0.53	$0.50

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
Net Sales
Consumer Packaging	$398,160	$348,500	$785,530	$681,705
Tubes and Cores/Paper	455,417	429,040	891,604	834,615
Packaging Services	138,095	121,580	262,526	245,343
All Other Sonoco	94,895	95,311	184,903	188,447

Consolidated	$1,086,567	$994,431	$2,124,563	$1,950,110

Income Before Income Taxes:
Consumer Packaging — Operating Profit	$32,490	$22,516	$68,767	$52,085
Tubes and Cores/Paper — Operating Profit	40,045	22,954	74,609	63,697
Packaging Services — Operating Profit	8,892	11,460	14,871	22,945
All Other Sonoco — Operating Profit	12,353	13,320	23,786	27,002
Restructuring charges	(10,770)	(3,289)	(72,308)	(10,095)
Interest, net	(12,097)	(12,760)	(25,325)	(24,248)

Consolidated	$70,913	$54,201	$84,400	$131,386

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
Net income	$57,986	$42,351	$71,245	$95,455
Asset impairment charges	4,775	1,735	58,770	2,116
Depreciation, depletion and amortization	47,394	42,758	93,248	85,480
Changes in components of working capital	(4,194)	(5,303)	(55,317)	(56,608)
Other operating activity	(26,123)	(12,729)	(24,089)	325

Net cash provided by operating activities	79,838	68,812	143,857	126,768

Purchase of property, plant and equipment	(28,813)	(48,955)	(62,939)	(85,874)
Cost of acquisitions, exclusive of cash	—	(212,756)	(5,535)	(212,756)
Debt (repayments) proceeds, net	(15,660)	169,742	(26,465)	209,004
Cash dividends	(26,870)	(26,258)	(52,736)	(50,294)
Other, including effects of exchange rates on cash	(1,716)	45,380	13,868	4,956

Net increase (decrease) in cash and cash equivalents	6,779	(4,035)	10,050	(8,196)

Cash and cash equivalents at beginning of period	74,029	82,337	70,758	86,498

Cash and cash equivalents at end of period	$80,808	$78,302	$80,808	$78,302

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	June 29,	December 31,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$80,808	$70,758
Trade accounts receivable	529,580	488,409
Other receivables	58,605	34,328
Inventories	359,574	343,084
Prepaid expenses and deferred taxes	110,952	91,100

	1,139,519	1,027,679
Property, plant and equipment, net	1,083,651	1,105,342
Goodwill	833,365	828,348
Other intangible assets	138,702	139,436
Other assets	206,343	239,438

	$3,401,580	$3,340,243

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$722,052	$701,271
Notes payable and current portion of long-term debt	43,045	45,199
Accrued taxes	11,096	11,611

	$776,193	$758,081
Long-term debt	782,817	804,339
Pension and other postretirement benefits	183,289	180,509
Deferred income taxes and other	154,787	155,777
Shareholders’ equity	1,504,494	1,441,537

	$3,401,580	$3,340,243

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in the press release reflects the Company’s “as reported” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges and certain non-recurring or infrequent and unusual items. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings”, “Base Earnings per Diluted Share” and “Base Operating Profit.”
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Accordingly, Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information that includes the impact of restructuring and asset impairment charges, other non-recurring or infrequent and unusual items, and the non-GAAP measures that exclude them. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as detailed below.

Reconciliation of GAAP1 to Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)
Base Earnings Per Diluted Share 2

	THREE MONTHS ENDED
	June 29,	July 1,
(Unaudited)	2008	2007

Diluted Earnings Per Share, as reported (GAAP)	$0.57	$0.41
Adjusted for:
Restructuring charges, net of tax [4]	0.05	0.03
Environmental reserve, net of tax	—	0.12

Base Earnings Per Share (Non-GAAP)	$0.62	$0.56

	SIX MONTHS ENDED
	June 29,	July 1,
(Unaudited)	2008	2007

Diluted Earnings Per Share, as reported (GAAP)	$0.71	$0.93
Adjusted for:
Restructuring charges, net of tax [4]	0.14	0.07
Financial asset impairment, net of tax	0.31	—
Environmental reserve, net of tax	—	0.12

Base Earnings Per Share (Non-GAAP)	$1.16	$1.12

Base Earnings 3

	THREE MONTHS ENDED
	June 29,	July 1,
(Unaudited)	2008	2007

Net Income, as reported (GAAP)	$58.0	$42.4
Adjusted for:
Restructuring charges, net of tax [4]	4.6	2.8
Environmental reserve, net of tax	—	11.8

Base Earnings (Non-GAAP)	$62.6	$57.0

	SIX MONTHS ENDED
	June 29,	July 1,
(Unaudited)	2008	2007

Net Income, as reported (GAAP)	$71.2	$95.5
Adjusted for:
Restructuring charges, net of tax [4]	14.5	7.6
Financial asset impairment, net of tax	31.0	—
Environmental reserve, net of tax	—	11.8

Base Earnings (Non-GAAP)	$116.7	$114.9

Base Operating Profit 5

	THREE MONTHS ENDED
	June 29,	July 1,
(Unaudited)	2008	2007

Consumer Packaging — Base Operating Profit	$32,490	$22,516
Tubes and Cores/Paper — Base Operating Profit	40,045	42,954
Packaging Services — Base Operating Profit	8,892	11,460
All Other Sonoco — Base Operating Profit	12,353	13,320

Base Operating Profit	93,780	90,250

Restructuring charges [4]	(10,770)	(3,289)
Environmental reserve	—	(20,000)
Interest, net	(12,097)	(12,760)

Income before income taxes (GAAP)	$70,913	$54,201

	SIX MONTHS ENDED
	June 29,	July 1,
(Unaudited)	2008	2007

Consumer Packaging — Base Operating Profit	$68,767	$52,085
Tubes and Cores/Paper — Base Operating Profit	74,609	83,697
Packaging Services — Base Operating Profit	14,871	22,945
All Other Sonoco — Base Operating Profit	23,786	27,002

Base Operating Profit	182,033	185,729

Restructuring charges/Asset impairment charges [4]	(72,308)	(10,095)
Environmental reserve	—	(20,000)
Interest, net	(25,325)	(24,248)

Income before income taxes (GAAP)	$84,400	$131,386

[1]	Generally Accepted Accounting Principles

[2]	Base Earnings Per Diluted Share is a non-GAAP financial measure of diluted earnings per share which excludes the impact of restructuring, asset impairment and environmental charges and certain other non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.

[3]	Base Earnings is a non-GAAP financial measure of net income, which excludes the impact of restructuring, asset impairment and environmental charges and certain other non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.

[4]	Restructuring charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Accordingly, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

[5]	Base Operating Profit is a non-GAAP financial measure of income before taxes, which excludes net interest expense, the impact of restructuring, asset impairment and environmental charges and certain other non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.